EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 6th day of August, 2008, between Phoenix Footwear Group, Inc. (the “Company”), and James R. Riedman (the “Executive”).

In consideration of the promises and covenants set forth below, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment with the Company, on the terms and conditions set forth herein.

2. Term. The employment of Executive by the Company as provided in this Agreement commenced on the date hereof, and shall end on August 6, 2010 (“Expiration Date”), unless sooner terminated as provided in Section 5. If not so terminated, then on August 6, 2010, and on the 6th day of August of each year thereafter (each also an “Expiration Date”), the term of Executive’s employment hereunder shall automatically be extended for one additional year.

3. Position and Duties.

(a) Chairman of the Board. Executive shall serve as Chairman of the Board of the Company or such other position or positions as may be agreed upon by Executive and the Company’s Board of Directors.

(b) Duties. Executive shall at all times perform his duties and obligations faithfully and diligently and shall devote all of his business time, attention and efforts exclusively to the business of the Company and its related entities. Executive shall industriously perform his duties under the supervision of and report to the Board of Directors of the Company and shall accept and comply with all directions from and all policies established from time to time by the Board of Directors of the Company. Executive’s areas of emphasis, working closing with the CEO, shall include, without limitation, responsibility for the Company’s: strategic planning, investor relations, banking and financing related relationships, acquisitions and divestures and acting as liaison between the Company’s management and the Board of Directors and such other duties as may from time to time be prescribed by the Board of Directors of the Company. Executive shall promote the trade and business of the Company and its related entities to the best of his ability and shall adhere to the Company’s policies and procedures applicable to the Company’s employees generally.

(c) Other Activities. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, that would interfere with or impair his timely and proper performance of his duties and responsibilities hereunder. The foregoing shall not preclude Executive from (i) serving on boards of trade associations and/or charitable organizations or (ii) engaging in charitable activities and community affairs, with the prior consent of the Board and provided that such activities and directorships do not interfere with or impair his timely and proper performance of Executive’s duties and responsibilities hereunder.

4. Compensation and Related Matters.

(a) Salary. During the term of Executive’s employment hereunder, the Company shall pay to Executive a salary of $335,000 per annum, subject to increase (but not decrease) in the sole discretion of Board of Directors based on performance and salary reviews of Executive in accordance with Company policy. Such salary shall be paid in equal monthly installments (or such shorter intervals as the Company may elect). Executive’s salary shall be subject to annual review by the Company’s Board of Directors or its Compensation Committee.

(b) Bonus. During the term of Executive’s employment hereunder, Executive shall be eligible for such bonuses as may be determined and approved by the Board of Directors or its Compensation Committee from time to time.

(c) Vacations. During the term of Executive’s employment hereunder, Executive shall be entitled to four weeks (20 days) of vacation each year, earned at the rate of 1.66 vacation days for each month of active service. The maximum amount of vacation that can be earned is 25 days, at which point no additional vacation is earned until the earned amount is below such maximum amount.

(d) Medical Insurance and Other Benefits. During the term of Executive’s employment hereunder, Executive will be entitled to participate in any medical, dental and disability insurance plans, life insurance plans, retirement plans and other employee welfare and benefit plans or programs on the same terms as the Company’s other senior-level executives, as such plans and programs may be in effect from time to time.

(e) Expenses. During the term of Executive’s employment hereunder, Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket travel and other expenses incurred by Executive in performing Executive’s services hereunder, provided that:

(i) Each such expenditure is of a nature qualifying it as a proper business expenditure of the Company and is approved by the Company; and

(ii) Executive furnishes to the Company adequate documentary evidence for the substantiation of such expenditures and Executive otherwise complies with Company policies with respect to expense reimbursement.

5. Termination.

(a) Agreement Terminable at Will. Notwithstanding anything herein to the contrary, this Agreement and Executive’s employment with the Company are terminable at will by the Company for any reason, with or without prior notice or cause, provided, however, that Executive’s entitlement to payments and benefits following such termination will depend on the type of termination and shall be governed by the following provisions of this Section 5. Upon termination for any reason, Executive hereby agrees that his membership on the Board also ends and will sign any document requested by Company to implement such ending.

(b) Termination for Cause.

(i) The Company may terminate this Agreement and Executive’s employment hereunder for “Cause” pursuant to the provisions of this Section 5(b). Executive shall be given notice by the Board of Directors of the grounds for its intention to terminate Executive for Cause, and the Board shall give Executive an opportunity to address with the Board, the grounds on which the proposed termination for Cause is based. If Cause is cured to the Board’s satisfaction within twenty (20) days of such notice, a termination for Cause will not be implemented. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(A) Executive’s refusal to comply with lawful written instructions of the Board regarding specific actions Executive must do or not do;

(B) Executive’s engagement in an act of dishonesty or falsification or any transaction involving a material conflict of interest which was not disclosed to and approved by the Company’s Board of Directors; or

(C) Executive’s use of illegal narcotics; or

(D) Executive’s engagement in theft, embezzlement, fraud, misappropriation of funds, or other act involving moral turpitude; or

(E) Executive’s engagement in any violation of law relating to Executive’s employment by the Company.

(ii) If this Agreement is terminated by the Company for Cause pursuant to this Section 5(b), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (A) the portion of Executive’s salary then in effect which has been earned up to the Date of Termination, (B) compensation for any accrued and unused vacation up to the Date of Termination, and (C) reimbursement, pursuant to Section 4(d) for business expenses incurred up to the Date of Termination (collectively, the “Minimum Payments”).

(c) Death.

(i) This Agreement and Executive’s employment hereunder shall terminate automatically upon Executive’s death.

(ii) If this Agreement is terminated because of Executive’s death pursuant to this Section 5(c), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) any life insurance proceeds Executive is otherwise entitled to under any applicable life insurance in effect on the Date of Termination.

(d) Disability.

(i) If Executive becomes disabled during Executive’s employment hereunder, this Agreement and Executive’s employment hereunder shall terminate. As used herein,

“disability” shall mean any condition that qualifies as a disability under the Company’s long-term disability plan as in effect on the date of determination and which renders Executive incapable of performing his responsibilities hereunder for one hundred twenty (120) days or more in the aggregate during any 12-month period, and which at any time after such ninety (90) days the Company’s Board of Directors shall determine continues to render Executive incapable of performing such responsibilities.

(ii) If this Agreement is terminated because of Executive’s disability pursuant to this Section 5(d), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) any benefits to which Executive is entitled under the Company’s long-term disability plan as in effect on the Date of Termination.

(e) Termination Other Than for Cause, Death or Disability.

(i) The Company shall, for any reason, be entitled to terminate this Agreement and Executive’s employment hereunder at any time without Cause and other than on account of Executive’s death or disability.

(ii) If this Agreement is terminated by the Company pursuant to this Section 5(e) or by Executive pursuant to Section 5(f) below, the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) the Non-Compete Payments (as defined in Section 7(d) below). Executive shall only be entitled to receive such payments from the Company upon execution and delivery to Company of a general release in a form acceptable the Company.

(f) Resignation for Good Reason.

(i) Executive shall be entitled to terminate this Agreement and Executive’s employment hereunder at any time for Good Reason pursuant to the provisions of this Section 5(f). For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment hereunder if without Executive’s express consent, the Company reduces Executive’s duties and responsibilities such that it results in a material adverse reduction in Executive’s position, authority or responsibilities, and the Company fails to cure such reduction in duties and responsibilities within twenty (20) days after its receipt of written notice from Executive specifying the particular acts objected to and the specific cure requested by Executive.

(ii) If this Agreement is terminated by Executive for Good Reason pursuant to this Section 5(f), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive the same payments set forth in Section 5(e)(ii) above for a termination without Cause. Executive shall only be entitled to receive such payments from the Company upon execution and delivery to Company of a general release in a form acceptable the Company.

(g) Resignation without Good Reason.

(i) Executive shall be entitled to terminate this Agreement and Executive’s employment hereunder without Good Reason at any time on thirty (30) days prior written notice delivered by Executive to the Company.

(ii) If this Agreement is terminated by Executive pursuant to this Section 5(g), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only the Minimum Payments.

(h) Termination of Employment Following a Change of Control.

(i) If a “Change of Control of the Company” occurs and either (A) Executive terminates his employment for Good Reason or (B) the Company or purchaser terminates Executive’s employment other than for Cause, death or disability, then the Company shall pay to Executive in a single lump-sum payment an amount equal to the sum of: (1) the Minimum Payments, (2) eighteen (18) months of salary then in effect for Executive and a pro rated amount of any bonus payment provided for in any bonus program in which the Executive is then participating to the extent and on the terms and conditions approved by the Board of Directors or the Compensation Committee; and (3) the Non-Compete Payments. Executive shall not be entitled to receive any such payment from the Company unless and until a general release is signed by the Executive in a form acceptable the Company.

(ii) For purposes of this Agreement, a “Change of Control of the Company” shall be deemed to have occurred if:

(A) the shareholders of the Company approve a definitive agreement to sell, transfer, or otherwise dispose of all or substantially all of the Company’s assets and properties; or

(B) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than Riedman Corporation or any affiliate of Riedman Corporation (including Executive or any entity controlled by him) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that the following shall not constitute a “Change in Control” of the Company:

(1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); or

(2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(C) the shareholders of the Company approve the dissolution or liquidation of the Company; or

(D) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another entity or entities, the result of which merger or consolidation is that less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by holders of the Company’s common stock immediately prior to the merger.

(i) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to Section 5(c) above) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth the circumstances which provide a basis for termination of Executive’s employment under the provisions so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement in accordance with the terms of this Agreement.

(j) Notice Not to Extend. A written notice by either party given to the other at least 30 days prior to any Expiration Date not to extend this Agreement effectuates termination on the next Expiration Date. In the event of such termination, Executive shall be entitled to receive a severance payment of six (6) months salary in exchange for the general release referred to in Section 5(e)(ii).

6. Parachute Gross-Up Payment

(a) Excise Tax. If, however, all, or any portion, of the payments and benefits described in this Agreement, either alone or together with other payments and benefits which Executive receives or is entitled to receive from the Company, would constitute an excess “parachute payment” within the meaning of Section 280G of the Code, (whether or not under an existing plan, arrangement, or other agreement) (each such amount, an “Excess Parachute Payment”), and would result in the imposition on Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”), then, in addition to any other benefits to which Executive is entitled under this Agreement or otherwise from the Company, the Company (or its successor) shall pay to Executive an amount in cash equal to the sum of the excise taxes payable by Executive by reason of receiving Excess Parachute Payments plus the amount necessary to place Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Excess Parachute Payments including, without limitation, any payments under this Section 6) as if no excise taxes had been imposed with respect to Excess Parachute Payments (the “Parachute Gross-up”). Any Parachute Gross-up otherwise required by this Section 6 shall not be made later than the time of the corresponding payment or benefit hereunder giving rise to the underlying Section 4999 excise tax, even if the payment of the excise tax is not required under the Code until a later time.

(b) Tax Calculation. Subject to the provisions of the following Section 6(c) and except as may otherwise be agreed to by the Company and Executive, the amount or amounts (if any) payable under Section 6(a) shall be as conclusively determined by the Company’s independent public accountants (the “Accountants”), whose determination or determinations shall be final and binding on all parties. Executive hereby agrees to utilize such determination or determinations, as applicable, in filing all tax returns with respect to the excise tax imposed by Section 4999 of the Code, if any. If the Accounts fail or refuse to make the required determinations for any reason, then such determinations shall be made by a comparable firm or group of national or regional reputation selected by the Compensation Committee of the Board of Directors of the Company. All fees and expenses of the Accountant or its replacement shall be paid by the Company.

(c) Underpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of any initial determination by the Accountant hereunder, it is possible that Parachute Gross-up payments, if any, which will not have been made by the Company, should have been made, together with any interest, penalties or taxes of any kind thereon, consistent with the calculations required to be made hereunder (an “Underpayment”). The Company shall pay all such Underpayment to or for Executive’s benefit. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Parachute Gross-up Payment within ten (10) business days after Executive is informed in writing of such claim. The Company shall notify Executive within ten (10) business days of receipt of the notice that the Company (i) will pay the Underpayment and do so on or before the date due, or (ii) that it desires to contest such claim. Executive will cooperate with the Company in any such contest; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Parachute Gross-up Payment would be payable hereunder and Executive shall be entitled, at his expense, to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

7. Proprietary Information.

(a) Definition. Executive hereby acknowledges that Executive will learn and may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the Company and its business (whether in existence prior to, as of or after the date hereof, collectively, “Proprietary Information”), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets, ideas or designs for product styles or concepts for footwear, apparel or accessories, inventions, processes, formulae, programs, technical data, “know-how,” procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors or customers, financial information and financial projections of the Company, or any other confidential or proprietary information relating to the Company and/or its business. The term “Proprietary Information” does not include any information that (i) at the time of disclosure is generally available to and known by the Executive and/or public (other than as a result of its disclosure by Executive), (ii) was available to Executive prior to disclosure by the Company, provided that the person who was the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company, or (iii) becomes available to Executive on a non-confidential basis from a person other than the Company or its representatives, provided that the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company.

(b) Nondisclosure and No Misappropriation. During the term of this Agreement and thereafter, Executive will not, without the prior express written consent of the Board of Directors, disclose or make any use of any Proprietary Information except for the benefit of the Company and as may be required in the course of the performance of Executive’s services under this Agreement.

(c) Agreement Not to Solicit Employees and Customers. To protect the Proprietary Information and trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of eighteen (18) months after termination of this Agreement, not to, directly or indirectly, either on Executive’s own behalf or on behalf of any other person or entity, solicit or employ any person who is an employee of the Company or any Company subsidiary to resign and/or accept employment elsewhere, or to use such information to attempt to persuade any customer of the Company or any Company subsidiary to cease to do business or to reduce the amount of business which any customer of the Company or any Company subsidiary has customarily done or contemplates doing with the Company or the subsidiary. Executive agrees that the covenants contained in this paragraph are reasonable and desirable.

(d) Agreement Not To Compete. During the term of Executive’s employment by the Company, Executive will not, directly or indirectly, whether as an officer, director, stockholder, partner, employee, representative or otherwise, become, or be associated in business with, any person, corporation, firm, partnership or other entity which engages in any business or activity which is a competitor of the Company. In consideration for the undertakings in, upon the termination of Executive’s employment with the Company for any reason, unless Executive is terminated for death, Disability or Cause, the Company shall for the first (18) months thereafter pay the Executive an amount equal to his salary and benefits then in effect; provided, however, in the event that the termination occurs in connection with a Change of Control and Executive is entitled to receive payment under Section 5(h)(i), then the amount payable under this Section 5(d) shall be paid in a single lump-sum payment concurrently with the termination of his employment (the “Non-Compete Payment”).

(e) Protection of Property. All records, files, manuals, documents, specifications, lists of customers, forms, materials, supplies, computer programs and other materials furnished to the Executive by the Company, used on its behalf or generated or obtained during the course of the performance of the Executive’s services hereunder, shall be the property of the Company. Upon termination of Executive’s employment with the Company for any reason, Executive shall immediately deliver to the Company, or its authorized representative, all such property, including all copies, remaining in Executive’s possession or control.

(f) Specific Performance. In the event of the breach by either party of any of the provisions of this Agreement, the non-breaching party may apply to the court of law or equity of competent jurisdiction as provided in Section 8(e) below for specific performance and/or injunctive relief in order to enforce or prevent further violations of the provisions hereof.

8. General Provisions.

(a) Successors. This Agreement is personal to the Executive and is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) Notice. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered to the following address or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Executive’s address as on file with the Company

If to Company:	Phoenix Footwear Group, Inc.
5840 El Camino Real
Suite #106
Carlsbad, CA 92008
Attention: Steven DePerrior, Chairman of Compensation
Committee of the Board of Directors

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

(c) Entire Agreement. This Agreement, together with the documents referenced herein, contains the entire agreement of the parties hereto with respect to the subject matter hereof. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any parties, which are not embodied herein, and that any agreement, statement or promise not contained in this Agreement shall not be valid or enforceable.

(d) Amendment; Waiver; Governing Law. No provisions of this Agreement may be waived or modified unless such waiver or modification is agreed to in a writing signed by Executive and by such officer of the Company as may be specifically designated by the Company’s Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

(e) Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(f) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

(h) Withholding of Taxes; Tax Reporting. The Company may withhold from any amounts payable under this Agreement all such Federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PHOENIX FOOTWEAR GROUP, INC.	EXECUTIVE

By: /s/ Steven DePerrior	/s/ James R. Riedman
Name: Steven DePerrior	James R. Riedman
Title: Chairman of Compensation Committee of the Board of Directors